UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - September 30, 2016

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zipcode)

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant's Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On September 30, 2016 (the “Effective Date”), IEC Electronics Corp-Albuquerque, a New Mexico corporation (the “Seller”), and a wholly-owned subsidiary of IEC Electronics Corp., a Delaware corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”), with Store Capital Acquisitions, LLC, a Delaware limited liability company (the “Purchaser”), for the sale of certain property, including Seller’s manufacturing facility located at 1450 Mission Avenue, Albuquerque, New Mexico (the “Property”), for an aggregate purchase price of $5,750,000 (the “Purchase Price”). Pursuant to the Agreement, the Seller is entitled to lease back the Property, subject to mutually agreeable lease terms.

Within three days of the Effective Date, Purchaser will provide a $50,000 deposit considered non-refundable 30 days from the Effective Date during which time the Purchaser may perform certain inspections with respect to the Property (the “Inspection Period”). Upon successful completion of the Inspection Period and certain other customary closing conditions, the closing of the transaction (the “Closing”), will occur within the later of five business days following the expiration of the Inspection Period or the satisfaction of certain contingencies regarding the lease-back of the Property, including agreement as to the terms and conditions of the lease for the Property.

Pursuant to the Agreement, Purchaser is entitled to a $120,000 holdback of the Purchase Price to be held subject to an escrow agreement to be finalized by Closing. In addition, Seller has agreed to pay certain transaction costs up to an aggregate of $55,000 (the “Cap”) incurred by Seller and Purchaser in connection with the transaction; Purchaser shall be responsible for transaction costs in excess of the Cap; and each party is responsible for their respective professional fees and expenses in connection with the transaction. The Agreement contains representations, warranties and covenants of Seller and Purchaser customary for similar transactions.

There are no material relationships between the Company or Seller and Purchaser or any of their affiliates, directors, officers or associates, other than in respect of the transactions contemplated by the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date:	October 6, 2016	By:	/s/ Michael T. Williams
Michael T. Williams
Chief Financial Officer